Exhibit 4.1

EXECUTION COPY

JOHN DEERE CAPITAL CORPORATION

JDCC InterNotes®

Due Nine Months or More from Date of Issue

AMENDMENT TO DISTRIBUTION AGREEMENT

Reference is made to the Distribution Agreement dated as of February 26, 2009, as amended by the Assignment and Acceptance Agreement dated as of August 12, 2009 (together the “Distribution Agreement) between John Deere Capital Corporation (the “Company”), InCapital LLC (the “Purchasing Agent”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Agent”).  The Company, the Purchasing Agent and the Agent agree as follows:

(1)        All capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Distribution Agreement.

(2)        The Distribution Agreement is hereby amended (“Amendment”) as follows:

(a)        to revise the definition of “Registration Statement” to refer to the automatic registration statement on Form S-3 ASR (Registration Statement No. 333-173672) filed by the Company under the Securities Act of 1933, as amended, with the Securities and Exchange Commission on April 21, 2011.

(b)        to replace the Notes with a new series of notes, InterNotes® (the “New Notes”) that as of April 21, 2011 the Company has authorized the issuance and sale of up to $1,500,000,000 aggregate principal amount (or its equivalent based upon the applicable exchange rate at the time of the applicable trade date, in one or more foreign currencies designated by the Company) to or through the Purchasing Agent as agent of the Company in soliciting offers for the purchase of New Notes.

(c)        to revise Section 1(a) to delete the sentence: “the Company agrees that it will not appoint any other agents to act on its behalf, or to assist it, in the placement of Notes”, and replace the sentence with the following: “the Company agrees that it will appoint Merrill Lynch, Pierce Fenner & Smith Incorporated to act as Agent to assist the Purchasing Agent with the resale of New Notes.”

(d)        to revise Section 3(a) to delete the sentence: “each purchase of Notes, unless otherwise agreed, shall be at a discount from the principal amount of each such Note equivalent to the applicable commission set forth in Schedule A hereto”, and replace the sentence with the following: “each purchase of Notes, unless otherwise agreed, shall be at a discount from the principal amount of each such Note.  Such discount shall be equivalent to the applicable commission set forth in Schedule A hereto until the first $603,650,000 principal amount of Notes are sold.  Thereafter, such discount shall be equivalent to the applicable commission set forth in Schedule B hereto.”

(e)        to add a new Schedule B in the form attached as Exhibit A hereto.

(f)         for purposes of Sections 2, 5, 7, 8, 9, 11, 12(a), 14 and 15, any and all references to the Purchasing Agent shall be deemed to be the Purchasing Agent and the Agent and the terms “at the date hereof” or “on the date hereof” shall mean April 21, 2011.

(g)        to revise Section 13 to include the following language:

If to the Purchasing Agent:

Incapital LLC

200 S. Wacker Drive, Suite 300

Chicago, Illinois 60606

Attention:

Facsimile: (312) 379-3701

If to the Agent:

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

One Bryant Park

New York, New York 10036

Attention: MTN Product Management Group

Facsimile: (646) 855-5958

(3)        The New Notes will be subject to the same terms and conditions as applicable to the Notes immediately prior to this amendment

(4)        Each of the Company, the Purchasing Agent and the Agent hereby acknowledges receipt of this Amendment.

(5)        This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in such State.

6)         This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the 21st day of April, 2011.

JOHN DEERE CAPITAL CORPORATION

By:	/s/ Marie Z. Ziegler
Name: Marie Z. Ziegler
Title: Vice President & Treasurer

INCAPITAL LLC

By:	/s/ B. Walker
Name: Brian Walker
Title: Managing Director

CONFIRMED AND ACCEPTED, as of the date first above written:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/Happy H. Daily
Name: Happy Hazelton Daily
Title: Managing Director

EXHIBIT A

SCHEDULE B

The Company shall pay the Purchasing Agent, on a discount basis, a commission for the sale of each Note equal to the principal amount of such Note multiplied by the appropriate percentage set forth below.

Maturity Ranges	Percent of Principal Amount
9 months to less than 18 months	0.300%
18 months to less than 24 months	0.425%
24 months to less than 30 months	0.550%
30 months to less than 42 months	0.825%
42 months to less than 54 months	0.950%
54 months to less than 66 months	1.250%
66 months to less than 78 months	1.350%
78 months to less than 90 months	1.450%
90 months to less than 102 months	1.550%
102 months to less than 114 months	1.650%
114 months to less than 126 months	1.800%
126 months to less than 138 months	1.900%
138 months to less than 150 months	2.000%
150 months to less than 162 months	2.150%
162 months to less than 174 months	2.300%
174 months to less than 186 months	2.500%
186 months to less than 198 months	2.600%
198 months to less than 210 months	2.700%
210 months to less than 222 months	2.800%
222 months to less than 234 months	2.900%
234 months to less than 360 months	3.000%
360 months	3.150%